CONTACT:	Michael H. McLamb Chief Financial Officer Abbey Heimensen Public Relations MarineMax, Inc. 727/531-1700	Brad Cohen ICR, Inc. 203/682.8211 bcohen@icrinc.com

MARINEMAX REPORTS FOURTH QUARTER AND FISCAL 2013 RESULTS

~ Revenue Increased 9% to $149.7 Million for the Fourth Quarter ~

~ Reports Fourth Quarter Profits Before Unusual Item for First Time Since 2007 ~

~ Fiscal 2013 Earnings Increase Year-Over-Year ~

CLEARWATER, FL, November 5, 2013 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its fourth quarter and fiscal year ended September 30, 2013.

Revenue increased 9% to $149.7 million for the quarter ended September 30, 2013 from $137.3 million for the comparable quarter last year. Same-store sales increased approximately 7% on top of an 18% increase for the comparable quarter last year. During the quarter, the Company recovered $4.7 million, net of tax and other expenses, from the Deepwater Horizon Settlement Program for damages it suffered as a result of the Deepwater Horizon oil spill in 2010.  The recovery is reflected as a reduction to the Company’s expenses. Net income for the fourth quarter of fiscal 2013 was $5.2 million, or $0.21 per diluted share. Excluding the Deepwater Horizon recovery, net income for the fourth quarter of fiscal 2013 was $490,000, or $0.02 per diluted share, representing meaningful improvement from a net loss of $1.6 million, or $0.07 per share, for the comparable quarter last year.

Revenue for fiscal 2013 increased 11% to $584.5 million from $524.5 million for fiscal 2012. Same-store sales increased approximately 11% in addition to an 11% increase for the previous fiscal year. During the period, the total recovery from the Deepwater Horizon Settlement Program was $11.7 million, net of tax and other expenses, which is reflected as a reduction to the Company’s expenses. Net income for fiscal 2013 was $15.0 million, or $0.63 per diluted share. Excluding the Deepwater Horizon recovery, net income for the fiscal year ended September 30, 2013 was $3.3 million, or $0.14 per diluted share, compared with net income of $1.1 million, or $0.05 per diluted share, for fiscal 2012.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated, “Our team’s ongoing commitment and strong efforts enabled us to achieve our eighth consecutive quarter of positive same stores sales growth and produced another profitable quarter. Additionally, the growth we achieved in the quarter and for our fiscal year came with increased gross margins, reflecting the improving health of our industry and our customers’ desire for newer product. Despite the uncertainties in the macroeconomic environment and a weaker than expected first half of the fiscal year, we ended the year

~ more ~

with greater assurance that the boating industry is recovering. Recent industry data confirms that the boating lifestyle was enjoyed by more people in 2012 than in any previous year. We believe the combination of our strong team, leading brands, and our formidable balance sheet provide a strong foundation and competitive advantage as the market recovers. We further believe that our market share will continue to improve as we unite our customers with their family and friends on the water as part of the MarineMax family of boaters.”

Mr. McGill continued, “As the industry continues its gradual, yet seemingly sustained recovery, no dealer in the country is better positioned than MarineMax to drive sales, capture additional market share and provide our customers with the best boating experience possible. We believe that the new product lines we have added over the past few years and the return of new and innovative products from our manufacturing partners will resonate strongly with our customer base providing the opportunity for additional growth for our Company.”

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, Grady-White, Bayliner, Harris FloteBote, Crest, Scout, Sailfish, Scarab Jet Boats, Aquila, Nautique and Malibu, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 54 retail locations in Alabama, Arizona, California, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for fourth quarter and fiscal year ended September 30, 2013; its belief the industry is recovering; the Company’s assessment that it has a strong team and leading brands which are helping it grow market share; the Company’s assessment that it has a formidable balance sheet that gives it a competitive advantage as the market recovers; the Company’s assessment that it is growing its market share; the Company’s belief that the health in the industry is improving; the Company’s belief that new products and new product lines will be desired by its customer base providing growth for the Company; the Company’s belief that its customers emphasize quality family time and desire to escape on the water; the Company’s belief that no dealer in the country is better positioned than the Company to drive sales, capture additional market share and provide its customers with the best boating experience possible; and the Company’s belief that the new product lines it has added over the past few years and the return of new and innovative products from its manufacturing partners will resonate strongly with its customer base providing the opportunity for additional growth for the Company. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

~ more ~

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue	$149,682	$137,347	$584,497	$524,456
Cost of sales	109,564	104,306	433,644	391,173

Gross profit	40,118	33,041	150,853	133,283
Selling, general, and administrative expenses	33,915	33,690	132,505	127,913

Income (loss) from operations	6,203	(649)	18,348	5,370
Interest expense	862	1,009	4,218	4,447

Income (loss) before income tax benefit (provision)	5,341	(1,658)	14,130	923
Income tax benefit (provision)	(136)	60	894	176

Net income (loss)	$5,205	$(1,598)	$15,024	$1,099

Basic net income (loss) per common share	$0.22	$(0.07)	$0.65	$0.05

Diluted net income (loss) per common share	$0.21	$(0.07)	$0.63	$0.05

Weighted average number of common shares used in computing net income (loss) per common share:
Basic	23,483,455	22,906,723	23,253,992	22,740,986

Diluted	24,267,879	22,906,723	24,003,728	23,335,918

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	September 30,	September 30,
	2013	2012
	ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23,756	$23,617
Accounts receivable, net	19,410	18,820
Inventories, net	228,041	215,120
Prepaid expenses and other current assets	4,849	5,053

Total current assets	276,056	262,610
Property and equipment, net	100,339	98,796
Other long-term assets, net	5,507	3,715

Total assets	$381,902	$365,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,474	$8,457
Customer deposits	9,342	8,495
Accrued expenses	20,331	23,266
Short-term borrowings	122,470	120,647

Total current liabilities	159,617	160,865
Long-term liabilities	473	3,312

Total liabilities	160,090	164,177
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	24	24
Additional paid-in capital	221,729	215,885
Retained earnings	15,869	845
Treasury stock	(15,810)	(15,810)

Total stockholders’ equity	221,812	200,944

Total liabilities and stockholders’ equity	$381,902	$365,121